EXHIBIT 12.A - STATEMENT RE COMPUTATION OF RATIOS
FIRST SECURITY CORPORATION
Computation of the Ratio of Earnings to Fixed Charges
(in thousands)

                                                        ------- For the years ended December 31, ---------
                                                      1998      1997      1996      1995      1994      1993

Earnings:
Net Income........................................   247,680   215,274   184,472   124,631   143,702   115,260
Total Provision (Benefit) For Income Taxes........   135,398   115,532   103,516    72,336    81,098    59,021
Income before income tax provision (benefit)......   383,078   330,806   287,988   196,967   224,800   174,281
Fixed charges, excluding interest on deposits.....   313,075   234,783   158,539   160,381   110,117    47,815
Fixed charges, including interest on deposits.....   716,961   587,439   485,328   469,812   322,035   246,816
Adjusted earnings, excluding interest on deposits.   696,153   565,589   446,527   357,348   334,917   222,096
Adjusted earnings, including interest on deposits. 1,100,039   918,245   773,316   666,779   546,835   421,097

Fixed Charges:
Total Interest Expense............................   716,961   587,439   485,328   469,812   322,035   246,816
Interest on deposits..............................   403,886   352,656   326,789   309,431   211,918   199,001
Fixed charges, excluding interest on deposits.....   313,075   234,783   158,539   160,381   110,117    47,815
Fixed charges, including interest on deposits.....   716,961   587,439   485,328   469,812   322,035   246,816

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits....................      2.22      2.41      2.82      2.23      3.04      4.64
Including interest on deposits....................      1.53      1.56      1.59      1.42      1.70      1.71

Note: Earnings have been restated to reflect the retroactive adoption of SFAS
      109, "Accounting for Income Taxes" and the November 1993 pooling-of-interests merger with First National Financial Corporation.